                                 EXHIBIT 21.1

                             LIST OF SUBSIDIARIES


BBI Retail, LLC, a Florida limited liability company
Jantzen Apparel Corp., a Delaware corporation
Jantzen, Inc., a Delaware corporation
PEI Licensing, Inc., a Delaware corporation
Perry Ellis International, Inc., a Korean corporation
Supreme Munsingwear Canada, Inc., a Canadian corporation
Supreme International Corporation de Mexico, S.A. de C.V., a Mexican corporation Supreme International, Inc., a Delaware corporation